Exhibit 99.1

Dear Shareholder,

For multiple weeks now, Wytec has been working on a merger opportunity with a Company known as AIO Systems (AIO), headquartered in Haifa, Israel. AIO has averaged over $20M a year in top line revenues with net income of over $3M in the past three consecutive years and estimated to exceed $5M in 2024. AIO maintains and manages over 6500 cellular towers throughout the world securing long term contracts with American Tower and Crown Castle as well as multiple carriers. Due to their location in Israel, they have had difficulty expanding their footprint in the United States and believe that Wytec is their ideal expansion partner. Robert Sanchez (Wytec’s CTO) has now completed extensive due diligence with AIO’s properties, contracts, and assets. “According to my review, AIO makes an ideal partner for Wytec in supporting our gunshot detection and public safety agenda”. We are excited to inform our shareholders that a Letter of Intent (LOI) has been jointly signed allowing us to move forward with a Definitive Agreement designed to support Wytec’s Nasdaq uplisting objective.

Obviously, this is a major “game changer” for Wytec as the merger with AIO will rapidly expand Wytec’s current business model involving 5G services, remote learning, AI gunshot detection and now (with AIO) electric grid management solutions throughout major cities in the U.S. as well as the international market. The acquisition price has been tentatively agreed at $65M, consisting of Wytec stock and cash with the majority of the cash portion coming from Wytec’s GEM $100M SSF current contract. GEM has approved this merger.

As a result of this recent activity, Wytec is preparing a worldwide IR/PR campaign to expand and support its $10.00 per share initiative with at least 85K+ in trading volume. Over the next few days, our attorneys, accountants and auditors will be consolidating AIO and Wytec’s audited financial statements in preparation of the Nasdaq application. Once completed, it will be submitted to the same Nasdaq people who approved us in the past. That said, Wytec needs to rapidly expand its IR/PR marketing program and its cash portion of the merger.

We are at a juncture in Wytec’s history that we have never been in before and finally have the opportunity to return previous shareholder investments. To ensure that we achieve this, we are requesting our accredited shareholders to fund at least one (1) unit ($25K) of the 9.5% Note Program and help us successfully close this merger transaction. You will be receiving a call this week to quickly make this happen and allow us to uplist to Nasdaq ASAP. Thanks again for your patience and support.

Regards,

This email may contain statements that are “forward-looking” and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words “expect,” "intend,” “estimate,” “will” and similar expressions identify forward-looking statements. Since forward-looking statements address future conditions, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.